AMENDMENT NO. 2
TO SCHEDULE A
 to the
INVESTMENT SUB-ADVISORY AGREEMENT
 Dated June 17, 2022
 among
 Empowered Funds, LLC, Bridgeway Capital Management, LLC, and EA Series Trust

The Adviser will pay to the Sub-Adviser as compensation for the Sub-Adviser’s services rendered, a fee, computed daily at an annual rate based on the daily net assets of the respective Fund in accordance with the following fee schedule:

Sub-Advisory Fee Schedule

	Fee	Original Effective Date[1]
EA Bridgeway Blue Chip ETF (Ticker: BBLU)	5 basis points	June 17, 2022
EA Bridgeway Omni Small-Cap Value ETF (Ticker: BSVO)	35 basis points	March 13, 2023
EA Bridgeway Ultra-Small Company Market ETF (Ticker: BUSM)	37 basis points
EA Bridgeway Select Small-Cap Value ETF (Ticker: BRSV)	40 basis points
EA Bridgeway Aggressive Investors ETF (Ticker: BAGX)	37 basis points
1 The Original Effective Date column only applies to Funds whose original sub-advisory agreement has been consolidated into this Agreement subsequent to its effectiveness.
IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 2 by their respective duly authorized officers as of March 6, 2026.

EMPOWERED FUNDS, LLC By: /s/ Sean Hegarty Name: Sean Hegarty Title: Chief Operating Officer	EA SERIES TRUST By: /s/ Michael D. Barolsky Name: Michael D. Barolsky Title: Vice President and Secretary
BRIDGEWAY CAPITAL MANAGMENT, LLC By: /s/ John Montgomery Name: John Montgomery Title: President and Chief Executive Officer